Exhibit 99.1

Appendix A

Ladies and Gentlemen:

We refer to the agreement to subscribe for Shares of BC PARTNERS LENDING CORPORATION (the “Company”) by FORETHOUGHT LIFE INSURANCE COMPANY (the “Investor”).

The Investor expressly requests that certain of its Shares, whether obtained pursuant to such subscription (or, with notice to the Company, from any third party), be treated as non-voting Shares when and only to the limited extent such Shares represent more than 9.9% of the total voting shares outstanding. For the avoidance of doubt, and by way of example, should such Shares represent more than 9.9% of the total outstanding, then only those Shares in excess of such 9.9% shall be treated as non-voting. To the extent such non-voting treatment requires a waiver of any right to vote by the Investor, such waiver is hereby given irrevocably and for so long as such Shares are held by the Investor.

In the event such a waiver is subsequently not recognized by applicable state or federal authorities or the Company acting on advice of its legal counsel, the Investor intends to decline to exercise the relevant voting rights altogether through abstention or similar means. However, to the extent such abstention or similar action would have the effect of preventing a required quorum or would be treated as either an affirmative or negative vote, the Company undertakes to advise the Investor of such effect and to assist the Investor in “echo” or “mirror” voting the relevant voting rights. “Echo” or “mirror” voting shall be understood for this purpose to refer to split voting such interests in direct proportion to the final voting ratios of all Company stockholders other than the Investor. To the extent that “echo” or “mirror” voting is for any reason not viable, then the Investor will, either at its initiative or if requested by the Company, arrange for an appropriate grant of voting proxy for such deemed voting right(s) to an appropriate third party, which may include, for the avoidance of doubt, the Company’s transfer agent or similar body.

Upon the transfer of any Shares held by the Investor, the foregoing shall no longer apply to such transferred Shares, which then shall be treated as voting Shares without restriction.

Sincerely,

/s/ Jason Roach
Jason Roach, SVP
FORETHOUGHT LIFE INSURANCE COMPANY

Acknowledged and agreed:

/s/ Edward Gilpin
Edward Gilpin, CFO
BC PARTNERS LENDING CORPORATION